UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2012

SOUTHERN USA RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	333-143352	20-8901634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

527 Mountain View Rd Ashland, AL 36251
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (256) 403-6697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01     Entry Into a Material Definitive Agreement.

Notes Offering

On October 24, 2012 (the “Closing Date”), Southern USA Resources, Inc., a Delaware corporation (the “Company”), entered into and consummated the sale to certain accredited investors pursuant to the Subscription Agreement (the “Subscription Agreement”) of Secured Convertible Promissory Notes due October 24, 2014 (the “Notes”) in the aggregate principal amount of $200,000.

The Notes were issued at an original issue discount of 20% and bear no additional interest. The Notes are convertible into shares of the Company’s common stock, par value $.000001 per share (“Common Stock”), at a conversion price of $0.20 per share. The conversion price of the Notes will be reduced to seventy five percent (75%) of its then-current amount if the Company fails to deliver for refining at least 700 ounces of gold by December 31, 2012. The conversion price is subject to adjustment for certain events, including the dividends, distributions or split of Common Stock, the Company’s consolidation, merger or reorganization, or in the event of the Company’s issuance of securities at a price lower than the per share conversion price then in effect.

The Company's obligations under the Subscription Agreement and the Notes are secured by all assets of the Company pursuant to a Security Agreement, dated as of April 27, 2012, as amended by the Subscription Agreement.

Registration Rights

Under the Subscription Agreement, the Company agreed to file a registration statement within 60 days after receipt of a written demand from the investors representing not less than 50% of the shares issuable upon conversion of the Notes (the “Conversion Shares”), and to have it declared effective within 120 days after its filing.  The Company is not obligated to file such registration statement before December 12, 2012 and the total number of the demand registration statements that the Company is obligated to file is limited to one.  The Company also granted to the investors unlimited piggy-back registration rights for their Conversion Shares if the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the “Act”), except with respect to registration statements on Forms S-4 and S-8.

The Company will incur liquidated damages if it fails to file the registration statement or have it declared effective within a required period of time or fails to respond to the comments of the U.S. Securities and Exchange Commission within 15 business days after their receipt.

Right of First Refusal and MFN Provisions

Pursuant to the Subscription Agreement, the investors will be entitled to a right of first refusal, which will be valid for two years after the Closing Date, with respect to certain proposed sales of the Company’s securities.

The Company also agreed that if at any time while the Notes are outstanding, the Company issues its securities at a price which is less than the conversion price of the Notes, then the conversion price shall be reduced to such other lower price.

Item 2.03     Creation of a Direct Financial Obligation.

Reference is made to Item 1.01.

Item 3.02     Unregistered Sales of Equity Securities.

Reference is made to Item 1.01.

Item 3.03     Material Modification to Rights of Security Holders.

On October 24, 2012, in connection with the closing of the Notes offering, the Company entered into the Third Consent and Waiver Agreement with several accredited investors, which are the holders of the notes and warrants previously issued by the Company (the “Existing Noteholders”) whereby the Existing Noteholders among others waived their right of first refusal and consented to creation of a security interest in the Company’s assets in connection with the issuance of the Notes.

The foregoing summary is qualified in its entirety by reference to the Fourth Consent and Waiver Agreement attached hereto as Exhibit 4.2.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2012, Mr. Ivan Herring resigned as a director of the Company. Resignation of Mr. Herring was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.    Financial Statements and Exhibits.

 (d)     Exhibits.

Exhibit No.	Description
4.1	Form of Note.

4.2	Form of Fourth Consent and Waiver.

10.1	Form of Subscription Agreement.

10.2	Form of Security Agreement (1)

Footnotes:

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN USA RESOURCES INC.

By:	/s/ Charles Merchant, Sr.
Charles Merchant, Sr.
President and Chief Executive Officer

Date:  October 26, 2012